Expanding the range of wireless solutions

FOR IMMEDIATE RELEASE
CONTACTS:	For Financial Press	For Trade Press
	Ned Mavrommatis	Greg Smith
	Chief Financial Officer	Vice President Marketing
	ned@id-systems.com	gsmith@id-systems.com
	General Phone: 201-996-9000.	General Fax: 201-996-9144

I.D. Systems, Inc. Mourns Loss of Independent Director, Beatrice Yormark

Hackensack, NJ, May 6, 2008— I.D. Systems, Inc. (NASDAQ: IDSY) today announced that Beatrice Yormark, a director of I.D. Systems, Inc. since June, 2001, passed away on May 2, 2008, due to complications related to a cerebral hemorrhage. Ms. Yormark was 63 years old.

"This is a deep personal loss for me,” said Jeffrey Jagid, I.D. Systems’ chairman and chief executive officer, who is also Ms. Yormark’s nephew.  “It is also a great professional loss for I.D. Systems, as Bea has helped guide our company with keen intelligence and wisdom for almost seven years.  She was insightful and inspiring and a caring human being.   We will miss her dearly, but we will strive to do justice to her memory by sustaining her values and dedication to success as part of our core company culture.”

Ms. Yormark also served as the President and Chief Operating Officer of Echelon Corporation, a networking company, since 1990. Before joining Echelon Corporation, she was the chief operating officer of Connect, Inc., an online information services company. Earlier in her career she held a variety of positions including executive director of systems engineering for Telaction Corporation; director in the role of partner at Coopers & Lybrand; vice president of sales at INTERACTIVE Systems Corporation (the first company to commercialize and sell UNIX® systems); and various staff positions at the Rand Corporation. Following the completion of her M.S. in computer science at Purdue University, she spent a year teaching there. In addition to her graduate degree, she earned a B.S. in mathematics from City College of New York. In 2001, she was a YWCA Santa Clara Women in Industry Honoree and she received a Purdue University School of Science Distinguished Alumnus Award for 2003.

Ms. Yormark served as an "independent" director of I.D. Systems, within the meaning of the Marketplace Rules of the NASDAQ Stock Market, LLC, and as a member of each of the Audit Committee, the Compensation Committee and the Nominating Committee of the Board of Directors of I.D. Systems. In accordance with the Nasdaq Marketplace Rules, on May 5, 2008, I.D. Systems notified Nasdaq that as a result of Ms. Yormark's recent passing and the resulting vacancy on each of the Board and the Audit Committee of the Board, a majority of the Board is not comprised of independent directors as required by Nasdaq Marketplace Rule 4350(c)(1), and the Audit Committee of the Board consists of two directors, and not three independent directors as required by Rule 4350(d)(2). On May 6, 2008, I.D. Systems received a Nasdaq Staff Deficiency Letter indicating that as a result of Ms. Yormark's passing, I.D. Systems is not in compliance with the independent director and audit committee requirements set forth in the Nasdaq Marketplace Rule 4350. In accordance with the Nasdaq Marketplace Rules, I.D. Systems must regain compliance with the independent director and audit committee requirements set forth in the Nasdaq Marketplace Rule 4350 by the earlier of its next annual shareholder meeting or May 2, 2009; provided, however, that if the annual shareholder meeting occurs before October 29, 2008, I.D. Systems shall instead have until October 29, 2008 to regain compliance. The Nominating Committee of the Board has commenced a search for an independent director who will qualify to serve on each of the Board and the Audit Committee of the Board.

Expanding the range of wireless solutions
About I.D. Systems®

Based in Hackensack, NJ, I.D. Systems, Inc. is a leading provider of wireless solutions for managing and securing high-value enterprise assets. These assets include industrial vehicles, such as forklifts and airport ground support equipment, and rental vehicles. The Company’s patented Wireless Asset Net system, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control track, monitor and analyze their assets. For more information, visit www.id-systems.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s ability to regain compliance with the Nasdaq Marketplace Rules. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2007. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

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